Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: June 18, 2010
Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ: CACC
CREDIT ACCEPTANCE ANNOUNCES: THE EXTENSION OF
$325.0 MILLION REVOLVING WAREHOUSE FACILITY;
TENDER OFFER; AND OPERATING RESULTS FOR THE
TWO MONTHS ENDED MAY 31, 2010
Southfield, Michigan — June 18, 2010 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced today that we have extended the expiration date of the revolving period on our $325.0 million revolving secured warehouse facility; commenced a tender offer; and announced certain operating results for the two months ended May 31, 2010.
Extension of $325.0 Million Revolving Secured Warehouse Facility
We have extended the date on which our $325.0 million revolving secured warehouse facility will cease to revolve from August 23, 2010 to June 15, 2013. The interest rate on borrowings under the $325.0 million warehouse facility has been decreased from a floating rate equal to the commercial paper rate plus 5% to the commercial paper rate plus 3.5%.
In addition, the agreement was modified to provide that in the event that the facility is not renewed and the borrower is in compliance with the terms and conditions of the agreement, any amounts outstanding will be repaid over time as the collections on the loans securing the facility are received. There were no other material changes to the terms of the facility.
Tender Offer
We have commenced a tender offer to purchase up to 4.0 million shares of our outstanding common stock at a price of $50.00 per share. The primary purpose of this proposed transaction is to distribute excess capital to shareholders. We believe distributing capital to shareholders is appropriate at this time for the following reasons:
•	Since the last distribution to shareholders in 2006, we have generated over $300.0 million in net income.

•	We have recently completed several longer term debt financings which have significantly reduced the probability that we would need to curtail originations if the debt markets become inaccessible.

•	Upon completion of the tender offer, we will have sufficient capital to fund new originations with approximately $190.0 million in unused and available capacity on our revolving lines of credit.
Since 1999, we have distributed $399.2 million to shareholders through share repurchases. While we could distribute excess capital to shareholders through dividends, share repurchases provide shareholders with discretion to increase their ownership, receive cash, or do both based on their individual circumstances and view of the value of a Credit Acceptance share. A dividend does not provide this flexibility.

Donald Foss, our Chairman of the Board and majority shareholder, has indicated his non-binding intention to tender 15.4 million shares and the trustee of certain grantor retained annuity trusts created by Mr. Foss has indicated his non-binding intention to tender 4.0 million shares. To the extent all other shareholders tender, each shareholder will receive their pro rata portion of the amount distributed and their ownership stakes will remain unchanged. To the extent all other shareholders do not tender, each shareholder tendering all their shares will receive a greater than pro rata share of the amount distributed, but will reduce their ownership stake. Shareholders not tendering will not receive any cash, but will increase their ownership stake in the Company.
The tender offer will expire at 5:00 p.m., Eastern Standard Time, Monday, July 19, 2010, unless extended by us. Tenders of shares must be made on or prior to the expiration of the tender offer and shares may be withdrawn at any time on or prior to the expiration of the tender offer. Our obligation to purchase shares in the tender offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. The tender offer is, however, subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal documents being sent to shareholders.
Under the tender offer, shareholders of Credit Acceptance common stock will be invited to choose how many shares they are willing to sell to us at $50.00 per share. If more than the maximum number of shares sought is tendered, tendering shareholders owning fewer than 100 shares, or “odd lot” holders, will have their shares purchased without proration and all other tendered shares will be purchased on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase. Shareholders whose shares are purchased in the tender offer will be paid the purchase price net in cash, without interest, promptly after the expiration of the tender offer. Shareholders whose shares are not purchased in the tender offer will have their shares returned, free of charge, promptly after the expiration of the tender offer.
We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, by borrowing under our $325.0 million revolving secured warehouse facility and our $150.0 million secured revolving line of credit facility.
If Mr. Foss tenders 15.4 million shares and the trustee of certain grantor retained annuity trusts created by Mr. Foss tenders 4.0 million shares as they have indicated, the proration factor would be substantially impacted such that only a limited number of shares properly tendered by shareholders other than “odd lot” holders would be purchased and it is likely that no shares conditionally tendered would be purchased. Three of our other officers have advised us that they intend to tender shares in the offer and/or sell shares in the open market during the pendency of the offer. If the intention of Mr. Foss, the trustee of Mr. Foss’ trusts or our other officers and directors changes materially, we will disclose the change in intention prior to the expiration of the offer.
As of May 31, 2010, Credit Acceptance had 31,020,206 shares outstanding. The last reported sale price of Credit Acceptance’s common stock on the Nasdaq Global Market on June 17, 2010, which was the last trading day prior to the commencement of the offer, was $47.29 per share.
Georgeson, Inc. is the Information Agent for the offer and Computershare Trust Company, N.A. is the Depositary. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered shareholders and will also be made available for distribution to beneficial owners of Credit Acceptance common stock. Questions related to the offer and requests for copies of the Offer to Purchase, the Letter of Transmittal and related documents may be directed to Georgeson, Inc. at (866) 296-6841.
Neither Credit Acceptance nor its Board of Directors is making any recommendation to any shareholder as to whether to tender or refrain from tendering their shares. Shareholders should carefully evaluate all information in the Offer to Purchase and the related Letter of Transmittal, should consult with their own financial and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Credit Acceptance’s common stock. The solicitation of offers to buy Credit Acceptance’s common stock will only be made pursuant to the Offer to Purchase and related materials that Credit Acceptance will be distributing to its shareholders. Shareholders are urged to read Credit Acceptance’s Tender Offer Statement on Schedule TO (the “Statement”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the tender offer, which includes as exhibits the Offer to Purchase and the related Letter of Transmittal, as well as any amendments or supplements to the Statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and shareholders may obtain them free of charge from the SEC at the SEC’s Website (http://www.sec.gov/) or from Georgeson, Inc., the Information Agent for the tender offer, toll free at (866) 296-6841.

Operating Results
We have announced certain operating results for the two and five months ended May 31, 2010.
Results for the two months ended May 31, 2010 compared to the same period in 2009 include the following:
•	Consumer loan unit volume increased 22.5%.

•	Consumer loan dollar volume increased 38.9%.

•	The number of active dealer-partners increased 5.0%.

•	Consumer loan unit volume per active dealer-partner increased 16.5%.
The following tables summarize unit and dollar volume activity for the two and five months ended May 31, 2010 and 2009:
(Dollars in thousands)

	Two Months Ended May 31,			Five Months Ended May 31,
	2010	2009	% change	2010	2009	% change

Consumer loan unit volume	21,735	17,745	22.5%	60,638	52,736	15.0%
Consumer loan dollar volume	$316,819	$228,057	38.9%	$832,164	$674,685	23.3%
Consumer Loan Volume
The following table summarizes the changes in consumer loan unit volume and active dealer-partners for the two months ended May 31, 2010 and 2009:

	Two Months Ended May 31,
	2010	2009	% change
Consumer loan unit volume	21,735	17,745	22.5%
Active dealer-partners (1)	2,203	2,099	5.0%

Average volume per active dealer-partner	9.9	8.5	16.5%

Consumer loan unit volume from dealer-partners active both periods	15,710	13,987	12.3%
Dealer-partners active both periods	1,380	1,380	—

Average volume per dealer-partners active both periods	11.4	10.1	12.3%

Consumer loan unit volume from new dealer-partners	631	736	-14.3%
New active dealer-partners (2)	140	171	-18.1%

Average volume per new active dealer-partners	4.5	4.3	4.7%

Attrition (3)	-21.2%	-31.1%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

Consumer Loan Performance
The following table compares our forecast of consumer loan collection rates as of May 31, 2010 with the forecast as of December 31, 2009:

Consumer Loan	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Assignment	May 31,	March 31,	December 31,	Initial		December 31,	Initial
Year	2010	2010	2009	Forecast	March 31, 2010	2009	Forecast
2001	67.5%	67.5%	67.5%	70.4%	0.0%	0.0%	-2.9%
2002	70.5%	70.5%	70.4%	67.9%	0.0%	0.1%	2.6%
2003	73.7%	73.7%	73.7%	72.0%	0.0%	0.0%	1.7%
2004	73.1%	73.1%	73.1%	73.0%	0.0%	0.0%	0.1%
2005	73.8%	73.8%	73.7%	74.0%	0.0%	0.1%	-0.2%
2006	70.2%	70.3%	70.3%	71.4%	-0.1%	-0.1%	-1.2%
2007	68.0%	68.1%	68.3%	70.7%	-0.1%	-0.3%	-2.7%
2008	69.8%	69.8%	70.0%	69.7%	0.0%	-0.2%	0.1%
2009	77.1%	76.4%	75.6%	71.9%	0.7%	1.5%	5.2%
2010(1)	75.2%	73.4%	—	73.7%	1.8%	—	1.5%

(1)	The forecasted collection rate for 2010 consumer loans as of May 31, 2010 includes both consumer loans that were in our portfolio as of March 31, 2010 and consumer loans assigned during the last two months.

	Forecasted Collection Percentage as of
2010 Consumer Loan Assignment Period	May 31, 2010	March 31, 2010	Variance
January 1, 2010 through March 31, 2010	76.0%	73.4%	2.6%
April 1, 2010 through May 31, 2010	73.9%	—	—
During the two months ended May 31, 2010, forecasted collection rates increased for consumer loans assigned during 2009 and 2010 and were consistent with expectations at the start of the period for other assignment years.
As a result of current economic conditions and uncertainty about future conditions, our forecasts of future collection rates are subject to a greater than normal degree of risk. Our pricing strategy considers this in that we have established advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of May 31, 2010. Payments of dealer holdback and accelerated dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of May 31, 2010
Consumer Loan	Forecasted			% of Forecast
Assignment Year	Collection %	Advance %	Spread %	Realized
2001	67.5%	46.0%	21.5%	99.3%
2002	70.5%	42.2%	28.3%	99.1%
2003	73.7%	43.4%	30.3%	99.0%
2004	73.1%	44.0%	29.1%	98.6%
2005	73.8%	46.9%	26.9%	98.1%
2006	70.2%	46.6%	23.6%	95.6%
2007	68.0%	46.5%	21.5%	84.8%
2008	69.8%	44.6%	25.2%	65.5%
2009	77.1%	43.9%	33.2%	38.0%
2010	75.2%	45.0%	30.2%	7.6%

The risk of a material change in our forecasted collection rate declines as the consumer loans age. For 2006 and prior consumer loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 95% of the expected collections. Conversely, the forecasted collection rates for more recent consumer loan assignments are less certain as a significant portion of our forecast has not been realized.
The spread between the forecasted collection rate and the advance rate declined during the 2003 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment. During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates. In addition, during 2009 the spread was positively impacted by better than expected consumer loan performance. The decline in the spread for 2010 consumer loan assignments reflects advance rate increases implemented during the last four months of 2009 and the first quarter of 2010.
IRS Audit
On June 7, 2010, a settlement with the IRS was reached which closes our 2004 through 2008 tax years. The settlement required us to pay $7.0 million in Federal and State taxes and interest related to these years. The settlement will have a favorable impact of $6.7 million (after-tax) on our net income for the second quarter of 2010, as the amount paid was less than amounts previously recorded.

Cautionary Statement Regarding Forward-Looking Information
Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2009, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•	Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Our operations are dependent on technology.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealer-partners in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•	Our founder controls a majority of our common stock, has the ability to control matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.